EXHIBIT 15

TXU Corp.:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) as of March 31, 2005 and for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated May 9, 2005. As indicated in such report; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

May 20, 2005